Exhibit 99.1

ALJ REGIONAL HOLDINGS ANNOUNCES ACQUISITION OF PHOENIX COLOR AND OTHER FINANCING TRANSACTIONS

Phoenix Color Acquisition

•	Leading manufacturer of book components, educational materials and related products with $88 million of revenue for the twelve months ended March 31, 2015

•	Scheduled to close no later than October 5 with a purchase price of $90 million

•	Expands ALJ’s revenue from $190 million to $278 million, expands ALJ’s EBITDA from $18.9 million to $41.8 million and, together with the other transactions listed below, increases EPS from $0.45 to $0.66 on a pro forma basis for the twelve months ended March 31, 2015

ALJ Share Transactions

•	Senior Visant Corporation officer Marc Reisch purchases 400,000 shares of ALJ common stock and will join ALJ board of directors upon the closing

•	Faneuil and Carpets management exchange equity in subsidiaries for 1.8 million shares of ALJ common stock and both subsidiaries become wholly owned subsidiaries

Financing Transactions

•	Acquisition and related transactions to be financed with $95 million term loan and $30 million revolver with Cerberus Business Finance, LLC

New York, NY, July 12, 2015 – ALJ Regional Holdings, Inc. (OTC Markets: ALJJ) announced today that it has entered into a Purchase Agreement to acquire all of the outstanding capital stock of Phoenix Color Corp. from Visant Corporation. Phoenix Color is a leading manufacturer of book components, educational materials and related products with over 30 years of superior print experience. Drawing on a broad spectrum of materials and decorative technologies, Phoenix Color produces memorable, value-added components, heavily illustrated books and specialty commercial products. The acquisition is scheduled to close no later than October 5, 2015, subject to customary closing conditions, including the receipt of debt financing and applicable consents and approvals.

“Phoenix Color has been servicing the publishing industry within the United States for over 30 years and has formed lasting relationships with some of the biggest names in book publishing,” said Jess Ravich, ALJ’s Executive Chairman. “In addition, it is either the #1 or #2 market leader in the primary categories in which it competes. We are excited to add Phoenix Color to our family of market-leading companies under ALJ.” ALJ currently owns Faneuil, Inc. and Floors-N-More, LLC, dba Carpets N’ More.

The aggregate consideration for the acquisition, subject to certain closing adjustments, will be $90 million. ALJ expects to enter into a $95 million term loan and a $30 million revolver with Cerberus Business Finance, LLC. The proceeds of such facility together with the proceeds from the sale of ALJ stock described below will be used to fund the acquisition and refinance the outstanding obligations of ALJ, Faneuil and Carpets and to provide working capital facilities to all three of ALJ’s subsidiaries.

ALJ also announced today that Marc Reisch, the Chairman, President and Chief Executive Officer of Visant, has purchased 400,000 shares of common stock of ALJ in a private placement for an aggregate consideration of $1,520,000. Upon the closing of the acquisition, Mr. Reisch will become Chairman of Phoenix Color and a member of the board of directors of ALJ. “I am excited to continue my involvement with Phoenix Color as well as to be joining the ALJ board. I look forward to working with the members of the Board to continue to grow ALJ’s family of companies,” noted Mr. Reisch. John Carbone, the current President of Phoenix Color, will remain as the President of Phoenix Color.

ALJ also announced today that Anna Van Buren, the Chief Executive Officer of Faneuil, and Tarsha Leherr, the Vice President of Operations of Faneuil, exchanged their 32,857 and 3,286 shares of common stock of Faneuil, respectively, for 1,500,000 shares and 150,000 shares of common stock of ALJ, respectively, using an exchange ratio of 45.65 shares of ALJ common stock for each share of Faneuil common stock. On a pro forma basis assuming that this exchange had occurred on April 1, 2014, ALJ’s consolidated EPS, fully diluted, for the 12 months ended March 31, 2015 would not have changed. Also on July 10, 2015, Ms. Van Buren entered into an amended and restated employment agreement with Faneuil and waived her option to purchase 60,000 shares of Faneuil’s common stock.

ALJ also announced today that Steve Chesin, the Chief Executive Officer of Carpets, exchanged his 750,000 Class B Preferred Units with a preference amount equal to $750,000, 75,000 Common Units and 40,000 Equity Award Units of Carpets for 150,000 shares of common stock of ALJ. On a pro forma basis assuming that this exchange had occurred on April 1, 2014, ALJ’s consolidated EPS, fully diluted, for the 12 months ended March 31, 2015 would have decreased by approximately $0.02.

As a result of these three exchanges, ALJ now owns 100% of each of its subsidiaries. “Having Anna, Steve and Tarsha exchange their interests in our subsidiaries for shares in ALJ plus having Marc become a significant stockholder in ALJ is extremely positive for our company as now all of our executive officers are fully aligned with our stockholders,” continued Mr. Ravich.

Since March 31, 2015, ALJ has repurchased 176,383 shares of its common stock under its repurchase program at an average price per share of $3.83.

Taking into account all of the above transactions, on a pro forma basis and subject to the finalization of the opening balance sheet, had we acquired Phoenix Color and consummated all of the above transactions on April 1, 2014, ALJ’s consolidated EPS, fully diluted, for the 12 months ended March 31, 2015 would have increased by approximately $0.20 from $0.46 to $0.66.

ALJ was advised by Shearman & Sterling LLP in these transactions. Visant Corporation was advised by Houlihan Lokey, its financial advisor, and Simpson Thacher & Bartlett LLP, its legal counsel. Cerberus Business Finance, LLC was advised by Schulte Roth & Zabel LLP.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of business process outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries; Floors-N-More, LLC, dba Carpets N’ More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with 5 retail locations; and, upon the closing of the acquisition discussed above, Phoenix Color, a premier full-service and full-color printer utilizing a broad spectrum of materials and decorative technologies to produce memorable, value-added components, heavily illustrated books and specialty commercial products.

This press release contains forward-looking statements. Such statements include information regarding ALJ Regional Holdings, Inc.’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the consummation of financing for the acquisition of Phoenix Color and the closing of the acquisition of Phoenix Color, the financial impact of the acquisition to ALJ, the use of proceeds of the Cerberus facility, and other statements including the words “will” and “expect” and similar expressions. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in ALJ’s Annual Report for the fiscal year ended September 30, 2014, ALJ’s Quarterly Report for the quarter ended March 31, 2015 and in its other periodic reports issued through the OTC Markets News Service and available at www.otcmarkets.com. All forward-looking statements in this release are made as of the date hereof and ALJ assumes no obligation to update any forward-looking statement.